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                                                                     Exhibit 23

                   Consent of Independent Public Accountants

To the Board of Directors of Household International, Inc.:

We consent to the incorporation of our report dated August 27, 2002, included in this Annual Report on Form 10-K/A of Household International, Inc. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, into the Company's previously filed Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455, No. 33-52211,
No. 33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No. 333-39639, No.
333-58287, No. 333-58289, No. 333-58291, No. 333-47073, No. 333-36589, No.
333-30600, No. 333-50000, No. 333-70794, No. 333-71198, and No. 333-83474 on
Form
S-8 and Registration Statements No. 333-60510, No. 333-65679, and No. 333-01025 on Form S-3.

/s/  KPMG LLP

Chicago, Illinois
August 27, 2002